Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Logitech International S.A.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-100854, No. 333-140429, No. 333-157038, No. 333-163933, No. 333-167143, No. 333-180725, No. 333-180726, No. 333-184583 and No. 333-192728) of Logitech International S.A. and subsidiaries (Logitech) of our report dated May 26, 2017, with respect to the consolidated balance sheets of Logitech as of March 31, 2017 and 2016, the related consolidated statement of operations, comprehensive income (loss), changes in shareholder's equity, and cash flows for each of the years in the three-year period ended March 31, 2017 and the related financial statement schedule, the effectiveness of internal control over financial reporting as of March 31, 2017, which report appears in the March 31, 2017 annual report on Form 10-K of Logitech.
Our report dated May 26, 2017, on the effectiveness of internal control over financial reporting as of March 31, 2017 expresses our opinion that Logitech International S.A. did not maintain effective internal controls over financial reporting as of March 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the accuracy of the allowances and accruals for customer incentive and pricing programs has been identified and included in management's assessment in Item 9A (b).

/s/ KPMG LLP
Santa Clara, California
May 26, 2017